Exhibit 10.4

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 7th day of December, 2018, by and between Original Ventures, Inc., a California corporation (“Seller”) and MJ Harvest, Inc., a Nevada corporation (hereinafter referred to as “MJH” or the “Buyer”), as follows:

Premises

A.          Seller and Buyer were parties to that certain Securities Purchase Agreement dated November 7. 2017 (the “First Purchase Agreement”) for Buyer’s acquisition of a 51% equity interest in G4 Products, LLC, a Nevada limited liability company (the “Company”).

B.           The Company owns the DeBudder Bucket Lid (the “DeBudder Lid”) and all associated intellectual property, including Provisional Patent Application No. 62502422, associated trade secrets, trademarks, and modifications thereto (the “Intellectual Property”).

C.           Seller is willing to sell its remaining interest in the Company and terminate its exclusive license to sell the DeBudder Products (as defined below) in the United States; and

D.           Buyer desires to acquire, and Seller desires to sell, Seller’s remaining 49% equity interest in the Company upon the terms and conditions set forth herein.

Agreement

BASED upon the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual promises and covenants hereinafter set forth, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

ARTICLE I
PURCHASE AND SALE

1.1          Purchase and Sale of Membership Units. Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer four thousand nine hundred (4,900) membership units of the Company (“Units”), equivalent to Seller’s remaining 49% membership interest in the Company, for a purchase price of one hundred seventy thousand dollars ($170,000) (the “Purchase Price”), payable as follows:

(1)	$50,000 in cash, of which a portion will be used to pay Seller’s obligations to the Company for purchases of DeBudder Products (as defined below) shipped prior to the Closing, priced at $10 per unit. The approximate balance due from Seller to Buyer as of August 31, 2018 was $18,386. The actual balance due from Seller to Buyer will be determined at the Closing and will account for all sales of DeBudder Products by Buyer to Seller through the date of the Closing. As an accommodation to Seller, Buyer has agreed to advance $5,000 to Seller on December 7, 2018 prior to final determination of amounts due Buyer from Seller. Such amount shall be offset against the net amount payable to Seller under this paragraph when the final determination of the amount due Buyer from Seller is made. Buyer and Seller agree that the balance of the funds Due Seller will be paid on or before December 17, 2018.

(2)	$120,000, payable as 80,000 shares of MJH common stock, par value $0.0001 (“MJH Stock”), valued at $1.50 per share (collectively, MJH Stock valued at $1.50 and issued hereunder are referred to hereafter as the “Shares”). Buyer will instruct the transfer agent to issue the shares as soon as practicable following the closing date.

Except as otherwise set forth herein, all of the Shares shall be subject to the Lock-up/Leak-out Agreement attached hereto as Exhibit 1, which is fully incorporated and integrated herein.

1.2          Earn-out. Seller will be entitled to earn-out compensation based upon the financial results of the Company for calendar years 2019 and 2020 as described in this section. For avoidance of doubt, the earn-out provisions of this section supersede the earn-out provisions in Section 1.2 of the First Purchase Agreement.

(a)          Earn-Out for 2018. No earn-out was or shall be due hereunder or under Section 1.2 of the First Purchase Agreement for the period ended December 31, 2018.

(b)          Earn-Out for 2019. Seller’s earn-out for the 2019 calendar year shall be the Company’s domestic (United States) DeBudder Product sales revenue from May 1, 2018 through December 31, 2019, less $345,000 (the combined purchase prices paid in the First Purchase Agreement and this Agreement); provided, however, that no earn-out for 2019 shall be payable unless domestic unit sales of Debudder Products in calendar year 2019 exceed 20,000 units. For example, if total domestic sales of Debudder Products from May 1, 2018 through December 31, 2018 equal $100,000 (10,000 units) and calendar year 2019 domestic sales total $260,000 (26,000 units), then the 2019 earn-out payment would equal $15,000 ($360,000 in total domestic sales over the calculation period less $345,000 total Purchase Price).

(i)          “DeBudder Products” in this Agreement means the DeBudder Lid, the Debudder Edge, and any other products sold by Seller in the United States that rely on the DeBudder technology, as described in the patents covering the Intellectual Property.

(ii)         The 2019 earn-out payment shall be paid in shares of MJH Stock on or before March 15, 2020 based upon the average closing price of MJH Stock during the ten (10) trading days prior to authorization of such issuance by MJH.

(c)          Earn-Out for 2020. Seller’s earn-out for the 2020 calendar year shall be the Company’s domestic (United States) DeBudder Product sales revenue from May 1, 2018 through December 31, 2020, less $345,000 and less any earn-out previously paid for calendar year 2019; provided, however, that no earn-out for 2020 shall be payable unless domestic unit sales in calendar year 2020 exceed 20,000. For example, if total domestic sales of Debudder Products from May 1, 2018 through December 31, 2019 totaled 36,000 units and calendar year 2020 sales totaled $500,000 (50,000 total units sold at $10.00 per unit), then the 2020 earn-out payment would equal $500,000 ($860,000 total domestic sales over the calculation period, less $345,000 and less the $15,000 earn-out paid in 2019). The 2020 Earn-Out Payment shall be paid in shares of MJH Stock on or before March 15, 2021 based upon the average closing price of MJH Stock during the ten (10) trading days prior to authorization of such issuance by MJH.

(d)          No Earn-Out after 2020. No earn-outs based on Debudder Product sales will be payable for sales after December 31, 2020.

(e)          Earn-Out for Patent Approval. Seller shall be entitled to an additional earn-out payment of One Hundred Thousand ($100,000) Dollars in MJH Stock, upon the United States Patent and Trademark Office’s issuance of a non-provisional patent for the DeBudder Lid based upon Provisional Patent Application No. 62502422 (the “Patent”) within 42 months after Closing (the “Patent Earn-Out Payment”). The Patent Earn-Out Payment shall be made within 120 days after issuance of the Patent and shall be payable in MJH Stock based upon the average closing price of MJH Stock during the ten (10) trading days prior to authorization of such share issuance by MJH.

1.3          Lock-up/Leak-out Agreement. All MJH Stock issued to the Seller pursuant to this Agreement will be restricted stock and subject to a lock-up/leak-out agreement substantially in the form attached hereto as Exhibit 1 (the “Lock-up/Leak-out Agreement”). Specifically, the Lock-up/Leak-out Agreement shall include the following terms, among others:

(1)	No sales of the Shares issuable pursuant to this Agreement within the first twelve (12) months of the Closing;

(2)	After twelve (12) months from the Closing, a maximum of ten percent (10%) of the Shares issuable pursuant to this Agreement may be sold each month;

(3)	On any single trading day, Seller limited to sell no more than the greater of (i) 2,500 shares of MJH Stock, or (ii) five percent (5%) of the daily volume of MJH Stock on such trading day; and

(4)	All sales to be made at no less than the best “asked” prices, and no sales to be made at the “bid” prices, unless the price per share of such sale exceeds the previous trading day’s closing price.

1.4          Assignment of Intellectual Property. On or before Closing, the Seller will confirm that the Intellectual Property has been assigned to the Company.

1.5          Buyer’s Due Diligence. Buyer shall have ten (10) days from the Effective Date, (such period being the “Due Diligence Period”) to inspect the books and records of the Company, review economic data, inspect and analyze the Company’s intellectual property, and otherwise conduct such due diligence review of the Company as Buyer deems appropriate.

1.6          Closing. The purchase and sale of the shares contemplated herein shall take place at a closing (the “Closing”), to be held on or before November 31, 2018 in San Jose, California upon the completion of Buyer’s due diligence, or at such earlier date and location as shall be determined by the Buyer and the Seller.

1.7          Closing Conditions. The following are the deliverables at Closing:

(1)	The Seller shall deliver to the Buyer a written assignment of the remaining forty-nine percent (49%) membership interest in the Company and the Company shall transfer to Buyer the Seller’s four thousand nine hundred (4,900) membership units in the Company;

(2)	The Buyer shall deliver to Seller certificates for 80,000 shares of MJH restricted common stock:

(3)	Seller and each of its shareholders receiving MJH stock hereunder shall deliver to Buyer signed Lock-up/Leak-out Agreements substantially in the form attached hereto as Exhibit 1;

(4)	Seller shall confirm in writing that the Intellectual Property has been assigned to the Company, to the satisfaction of the Buyer.

(5)	Buyer and Seller shall execute the two other contemplated agreements negotiated between the parties, to Buyer’s reasonable satisfaction, comprising of an Inter-Company Services Agreement for certain services to be provided to G4 Products, LLC, a subsidiary of Seller, and an Independent Contractor Agreement under which Wade Atteberry shall provide certain consulting services to G4 Products, LLC.

1.8          Closing Representations. All representations, covenants and warranties of the Buyer and Seller contained in this Agreement shall be true and correct on and as of the Closing date with the same effect as though the same had been made on and as of such date.

1.9          Post-Closing Obligations. At and at any time after the Closing, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

ARTICLE II
ADDITIONAL TERMS & CONDITIONS

2.1          Distribution Agreements. Except as expressly set forth herein, the parties ratify and confirm the sales distribution agreements they executed which are set forth in Schedule 2.1, attached hereto and incorporated herein. For avoidance of doubt. Seller may sell DeBudder Products solely through normal and customary retail sales channels, in accordance with its arrangements with Buyer.

2.2          Branding License. Seller ratifies and confirms its grant in me First Purchase Agreement, to the Company, of a 20 year, non-exclusive, royalty-free, fully-paid up, non-sublicensable, right and license to use the Seller’s “Original 420 Brand” and associated trademarks and logos, in conjunction with me manufacturing and sale, in accordance with the sales distribution rights granted in this Agreement, of the DeBudder Lids.

2.3          No Contingent Royalty. For avoidance of doubt, Buyer shall not owe contingency royalty payments for use of “Original 420 Brand” or associated trademarks or logos, after the Closing.

2.4          Patent Funding. Seller shall promptly and reasonably cooperate in tendering information, signing documents, and serving as a witness in connection with any ongoing patent-related applications or proceedings funded by the Company or Buyer anywhere in the world related to the Intellectual Property, at the sole cost and expense of the Company or Buyer.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES
OF THE BUYER

As an inducement to, and to obtain the reliance of the Seller in connection with the issuance of MJH Stock, Buyer represents and warrants as follows:

3.1          Private Offering. Buyer represents that the offer, offer for sale, and sale of the shares of MJH Stock have not been and will not be registered with the SEC. The Shares are offered for sale and sold pursuant to the exemptions from the registration requirements of Section 5 of the Securities Act, as amended. Consequently, the Shares are deemed “restricted securities” and the ability to offer them for sale or to resell them shall be limited as further detailed in relevant restricted stock agreements.

3.2          Approval of Agreement. Buyer has full corporate power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated including the issuance of the shares of the MJH Stock. The board of directors of the Buyer has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby including the issuance of the MJH Stock.

3.3          Legal Right. The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a material breach or violation of any of the terms and provisions of, or constitute a default under, any statute (except federal and state securities laws, compliance with which is elsewhere provided for in particular detail), indenture, mortgage or other agreement or instrument to which the Buyer is a party or by which it is bound by any order, rule or regulation directed to such party or its affiliates by any court or governmental agency or body having jurisdiction over them; and no other consent, approval, authorization or action is required for the consummation of the transactions herein contemplated other than such as have been obtained.

3.4          Validly Issued. The MJH Stock, when issued, will be duly authorized, validly issued, and non-assessable.

3.5          Organization. The Buyer has been duly organized and is now, and always during the period of the offer and sale will be, a validly existing corporation under the laws of the state of Nevada lawfully qualified to conduct the business for which it was organized and which it proposes to conduct.

3.6          Capitalization. The Buyer currently has an authorized capitalization of 50,000,000 shares of common stock, $0.0001 par value and no shares of preferred stock. The Buyer currently has 17,867,399 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

3.7          Title and Related Matters. Except as disclosed, or disclosed in the most recent balance sheet of the Buyer and the notes thereto, the Buyer has good and marketable title to all of its properties, inventory, interests in properties, and assets, which are reflected in the most recent balance sheet of the Buyer or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

3.09        Litigation and Proceedings. Other than as disclosed to Seller or as otherwise set forth in our public reports, there are no actions, suits, or proceedings pending, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Buyer does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

ARTICLE IV
REPRESENTATIONS, COVENANTS, AND WARRANTIES
OF THE SELLER

As an inducement to and to obtain the reliance of the Buyer in connection with its purchase of Units, Seller represents and warrants as follows:

4.1          Private Offering. The offer, offer for sale, and sale of Units have not been and will not be registered with the SEC. The Units shall be offered for sale and sold pursuant to the exemptions from the registration requirements of Section 5 of the Securities Act, as amended, and as such, will be deemed “restricted securities” limiting the Units ability to be resold.

4.2          Approval of Agreement. Seller, and if required, the Company, have full corporate power, authority, and legal right and have taken, or will take, all action required by law, its articles of organization, articles of incorporation, operating agreement, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated including the sale and transfer of the Units. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby, have been duly authorized by Seller, and if required, by the Company.

4.3          Legal Right. The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a material breach or violation of any of the terms and provisions of, or constitute a default under, any statute (except federal and state securities laws, compliance with which is elsewhere provided for in particular detail), indenture, mortgage or other agreement or instrument to which the Company is a party or by which it is bound by any order, rule or regulation directed to such party or its affiliates by any court or governmental agency or body having jurisdiction over them; and no other consent, approval, authorization or action is required for the consummation of the transactions herein contemplated other than such as have been obtained.

4.4          Organization. The Company has been duly organized and is now, and always during the period of the offer and sale will be, a validly existing company under the laws of the State of Nevada, lawfully qualified to conduct the business for which it was organized and which it proposes to conduct.

4.5          Intellectual Property. The Seller and/or the Company owns, exclusively, all right, title and interest in and to the intellectual property of the Company (collectively, the “Company Intellectual Property”), free and clear of encumbrances. To the best knowledge of Seller, the Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof. To the best knowledge of Seller, the Company Intellectual Property, licensed or used by the Company or proposed to be used, and the Company’s conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any person. The Company has not received any communication, and no action has been instituted, settled or, to the Company’s knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding governmental order.

4.6          Disclosure of Information. Seller has received all the information Seller considers necessary or appropriate for deciding whether or not to purchase the shares of MJH Stock. Seller further represents that it has had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the offering of the shares of MJH Stock. The foregoing, however, does not limit or modify the representations and warranties of the Buyer in Article III of this Agreement or the right of Seller to rely thereon.

4.7          Investment Experience. Seller is composed of investors in the securities of companies in the development stage and acknowledge that they are able to fend for themselves, can bear the economic risk of their investment, and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the investment in the shares of MJH Stock.

4.8          Acknowledgment. Seller acknowledges that an investment in the shares of MJH Stock involves substantial risk.

4.9          Knowledge of Buyer. Seller is aware, through its own extensive due diligence of all material information respecting the past, present and proposed business operations of the Buyer, including, but not limited to, its technology, its management, its financial position, or otherwise; and that the purchase price being paid for the MJH Stock bears no relationship to assets, book value or other established criteria of value. Seller has conducted its own investigation of the risks and merits of an investment in the Buyer, and to the extent desired, including, but not limited to, a review of the Buyer’s books and records, financial statements and other relevant business information, Seller has had the opportunity to discuss this documentation with the directors and executive officers of the Buyer: to ask questions of these directors and executive officers; and that to the extent requested, all such questions have been answered to Seller’s satisfaction.

4.10        Informed Decision. The Seller has had an opportunity to consult with its independent legal, tax and financial advisors, and together with such advisors, has evaluated the transactions contemplated in this Agreement and has independently determined to agree to the terms and conditions of this Agreement. No representation is being or has been made by the Seller, the Buyer or either of their respective advisors to the Seller regarding the tax, financial, legal or other effects to the Seller or its stockholders of the transactions contemplated in this Agreement. The Seller is familiar with and understands the business and financial condition, operations and prospects of the Buyer and Seller is sufficiently informed and sophisticated enough to make a decision regarding the transactions contemplated by this Agreement.

4.11        Purchasing Entirely for Own Account. The shares to be acquired by the Seller will be acquired for investment for the Seller’ own respective accounts, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. The Seller has not entered into any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the shares of MJH Stock to be acquired by the Seller hereunder.

4.12        Litigation and Proceedings. Other than as disclosed in writing to Buyer, the Company and any related entity have no actions, suits, or proceedings pending, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Seller has no knowledge of any default on its part or the part of the Company with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

ARTICLE V
SPECIAL COVENANTS

5.1          Assignment of Inventions. Prior to Closing, Wade Atteberry and Seller shall have assigned to the Company the Intellectual Property and all inventions, trade secrets, and patents which relate to the business of the Company and which were not already assigned under the First Purchase Agreement.

5.2          Maximum Outstanding Shares/No Convertible Securities. Prior to Closing, the Company will have no more than 10,000 Units issued and outstanding. Immediately after Closing, there shall be no more than 10,000 Units issued and outstanding. Furthermore, the Company warrants that the Company has not issued nor agreed to issue any securities which may convert to Units, other than as contemplated by this Agreement. Furthermore, the Seller and me Company agree that no Units shall be issued by the Company without shareholder approval during the first three years after Closing.

5.3          Business Activities of the Company.

(a)     From and after the date of this Agreement until the Closing date and except as set forth herein or as permitted or contemplated by this Agreement, Seller warrant that the Company will:

(i)          Carry on its business in substantially the same manner as it has heretofore:

(ii)         Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iii)        Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(iv)        Use its best efforts to maintain and preserve it business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

(v)         Except to the extent that noncompliance is not material or adverse to the respective party, duly and timely file for all taxable periods ending on or prior to the Closing date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing date; and

(vi)        Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b)    From and after the date of this Agreement and except as provided herein until the Closing date. Seller warrants that the Company will not:

(i)          Make any change in its articles of incorporation or bylaws, other than as expressly provided for herein;

(ii)         Enter into or amend any material contract, agreement, or other instrument, except in the ordinary course of business; and

(iii)        Enter into any agreement for the sale of the Company’s securities without the prior approval of the other party.

5.5          Access to Books and Records of the Company. Until the Closing date, the Seller will afford to Buyer and its authorized representatives prompt and full access to the properties, books, and records of the Company in order that Buyer may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and will furnish the Buyer with such additional financial and other information as to the business and properties of the Company as Buyer shall from time to time reasonably request.

5.6          Access to Books and Records of Buyer. Until the Closing date, the Buyer will afford to Seller and its authorized representatives prompt and full access to the properties, books, and records of the Buyer in order mat Seller may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Buyer and will furnish the Seller with such additional financial and other information as to the business and properties of the Buyer as Seller shall from time to time reasonably request.

5.7          Purchase and Sale of Stock. The Buyer and Seller agree and understand that the consummation of this Agreement, including the purchase, sale and exchange of the Units and shares of MJH Stock as contemplated hereby, constitute the offer and sale of securities under the Securities Act and applicable state statutes. The Buyer and Seller agree such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

(a)         In connection therewith, the parties represent and warrant that:

(i)          neither the SEC nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring the Units or MJH Stock, and that this transaction involves certain risks.

(ii)         they have received and read the Agreement and understand the risks related to the consummation of the transactions herein contemplated.

(iii)        they have such knowledge and experience in business and financial matters that it is capable of evaluating each business.

(iv)        they have been provided with copies of all materials and information requested by them or their representatives, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and the parties have been provided the opportunity for direct communication regarding the transactions contemplated hereby.

(v)         all information which Seller has provided to the Buyer or their representatives concerning Seller’s suitability- and intent to hold shares in MJH Stock following the transactions contemplated hereby is complete, accurate, and correct.

(vi)        the shares of MJH Stock to be acquired by the Seller under the terms of this Agreement will be acquired for the Seller’s own account, for investment, and not with the present intention of resale or distribution of all or any part of the securities. Seller agrees that it will refrain from transferring or otherwise disposing of any of the shares, or any interest therein, in such manner as to violate the Securities Act or any applicable state securities law regulating the disposition thereof.

(vii)       the Units to be acquired by the Buyer under the terms of this Agreement will be acquired for the Buyer’s own account, for investment, and not with the present intention of resale or distribution of all or any part of the securities. Buyer agrees that it will refrain from transferring or otherwise disposing of any of the shares, or any interest therein, in such manner as to violate the Securities Act or any applicable state securities law regulating the disposition thereof.

(viii)      neither party has offered or sold any securities of the other party, or any interest in this Agreement, and neither party has a present intention of dividing the shares to be received or the rights under this Agreement with others or of reselling or otherwise disposing of any portion of such stock or rights, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance.

(ix)         the Units and MJH Stock have not been registered, but are being acquired by reason of a specific exemption under the Securities Act as well as under certain state statutes for transactions not involving any public offering and that any disposition of the subject shares may, under certain circumstances, be inconsistent with this exemption and may make a seller an ‘underwriter,’“ within the meaning of the Securities Act. It is understood that the definition of “underwriter” focuses upon the concept of “distribution” and that any subsequent disposition of the subject shares can only be effected in transactions which are not considered distributions. Generally, the term “distribution” is considered synonymous with ‘“public offering” or any other offer or sale involving general solicitation or general advertising. Under present law, in determining whether a distribution occurs when securities are sold into the public market, under certain circumstances one must consider the availability of public information regarding the issuer, a holding period for the securities sufficient to assure that the persons desiring to sell the securities without registration first bear the economic risk of their investment, and a limitation on the number of securities which the stockholder is permitted to sell and on the manner of sale, thereby reducing the potential impact of the sale on the trading markets. These criteria are set forth specifically in rule 144 promulgated under the Securities Act (“Rule 144”).

(viii)      the shares of MJH Stock and Units must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Buyer is not under any obligation to register the shares of MJH Stock under the Securities Act, except as set forth in this Agreement. The Buyer is not under any obligation to make Rule 144 available, except as may be expressly agreed to by it in writing in this Agreement, and in the event Rule 144 is not available, some other disclosure exemption may be required before Seller can sell, transfer, or otherwise dispose of such shares of MJH Stock without registration under the Securities Act. The registrar and transfer agent for Buyer and Seller will maintain a stop transfer order against the registration or transfer of the shares of MJH Stock and Units respectively, and the certificates representing the shares of such stock will bear a legend in substantially the following form so restricting the sale of such securities:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

(ix)         The Buyer may refuse to register further transfers or resales of the shares of MJH Stock in the absence of compliance with Rule 144 unless Seller furnishes the Buyer with a “no-action” or interpretive letter from the SEC or an opinion of counsel reasonably acceptable to the Buyer stating that the transfer is proper. Further, unless such letter or opinion states that the shares of MJH Stock are free of any restrictions under the Securities Act, the Buyer may refuse to transfer the securities to any transferee who does not furnish in writing to the Buyer the same representations and agree to the same conditions with respect to such shares of MJH Stock as set forth herein. The Buyer may also refuse to transfer the shares of MJH Stock if any circumstances are present reasonably indicating that the transferee’s representations are not accurate.

(b)         In connection with the transaction contemplated by this Agreement, the Buyer and Seller shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where Buyer resides unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(c)         In order to more fully document reliance on the exemptions as provided herein, the Buyer and Seller shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as me Buyer or Seller (or their respective counsel) may reasonably request in connection with reliance on exemptions from registration under such securities laws including but not limited to an investment letter.

(d)         The Buyer and Seller acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

5.8          No Representation Regarding Tax Treatment. No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and not on any representation, warranty, or assurance from any other parry or such other party’s legal, accounting, or other adviser.

5.9          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI
INDEMNIFICATION

6.1         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the second anniversary of the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching parry prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.2          Indemnification by Company. Subject to the other terms and conditions of this Article VI, the Company shall indemnify, defend and hold MJH and its officers, directors, agents, employees, successors and assigns (referred to collectively as “Representatives”) harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, MJH or any of its Representatives, based upon, arising out of, with respect to or by reason of: any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement; or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement. For avoidance of doubt, the term “Losses” in the immediately preceding sentence means any losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs or expenses, including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing.

ARTICLE VII
RESTRICTIVE COVENANTS

7.1          Non-Competition; Non-Solicitation For a period of five years following the Closing (the “Restricted Period”). or for such shorter period as expressly set forth below, the Seller and its majority shareholder, Wade Atteberry, agree not to, and shall cause their affiliates or subsidiaries and employees not to, directly or indirectly through any person or contractual arrangement:

(a)         engage in any business activity with, have any economic or ownership interest in or loan any money to, or perform any services or provide any advice for, any person, firm, corporation, business or entity (whether as a shareholder, member, partner, investor, proprietor, principal, agent, security holder, trustee, beneficiary, creditor lending credit or money for the purpose of establishing or operating any such business or otherwise, alone or in association with any other person or entity) which is the same as, substantially similar to, or substantially competitive with, the DeBudder Products within the United States, Europe and Australia; provided, however, that nothing herein shall prevent (A) Seller or its affiliates or Wade Atteberry from owning and operating businesses in the cannabis industry as operated by them at Closing.

(b)         The Seller and Wade Atteberry covenant and agree that it is unlikely that they could undertake any of the activities described in this Section 7.1 without necessarily benefiting from and making use of the Confidential Information. The Seller and Wade Atteberry therefore covenant and agree that during the period beginning on the date hereof and ending on the second anniversary of the date hereof, neither it nor any of its affiliates or subsidiaries, nor Wade Atteberry, shall, for itself, themselves, himself or any third party”, directly or indirectly, (i) divert from the Buyer or any of its affiliates or subsidiaries any business of any kind in which either the Seller was engaged with respect of the sale of DeBudder Products or the Buyer was engaged in at the Closing, including, without limitation, the solicitation or inducement of or interference with, any past, existing or prospective client, customer or source of financing of the Seller, the Buyer or any affiliate or subsidiary’ of the Buyer, (ii) employ or solicit for employment any person employed by the Buyer, or any affiliate or subsidiary of the Buyer, or induce any employee of the Buyers or any affiliate or subsidiary of the Buyer to leave the employ of the Buyer or any affiliate or subsidiary of the Buyer for any reason whatsoever, unless such person will have ceased to be employed or engaged by the Buyer for a period of at least six months prior thereto or (iii) attempt to do any of the foregoing; provided, however, that nothing herein shall prevent the Seller or any of its affiliates or subsidiaries from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted toward Buyer’s employees; or

(c)         disparage the Buyer or any of its affiliates or subsidiaries in any way that could adversely affect the goodwill, reputation or business relationships of the DeBudder Products, the Buyer or any of its affiliates or subsidiaries with the public generally, or with any of their customers, suppliers or employees.

7.2          The Buyer covenants and agrees mat during the period beginning on the date hereof and ending on the second anniversary of the date hereof neither it nor any of its affiliates or subsidiaries shall, for itself, themselves or any third party, directly or indirectly, (i) employ or solicit for employment any person employed by the Seller or any affiliate or subsidiary of the Seller or induce any employee of the Seller or any affiliate or subsidiary of the Seller to leave the employ of the Seller or any affiliate or subsidiary of the Seller for any reason whatsoever, unless such person will have ceased to be employed or engaged by the Seller for a period of at least six months prior thereto or (ii) attempt to do any of me foregoing; provided, however, mat nothing herein shall prevent the Buyer or any of its affiliates or subsidiaries from engaging in general media advertising or solicitation mat may be targeted to a particular geographic or technical area but that is not targeted toward Seller’s employees and for me avoidance of doubt, the performance of that certain Inter-Company Services Agreement between Buyer and Seller, and the Wade Atteberry Independent Contractor Agreement with G4 Products, shall not be deemed a violation of this Article VII.

7.3          The Seller and Wade Atteberry acknowledge and agree that compliance with the covenants contained in this Article VII are necessary to protect the value of the ongoing business and assets (including the goodwill) and other proprietary interests being acquired pursuant to tins Agreement. The Seller and Wade Atteberry further acknowledge and agree that a breach of the covenants in this Article VII will result in irreparable and continuing damage to me Buyer for which there will be no adequate remedy at law, and agrees that in me event of any breach or threatened breach of such covenants, the Buyer shall be entitled to interim relief in the form of a temporary restraining order, preliminary injunction or injunction and to have such covenants specifically enforced by any court having equity jurisdiction in addition to such other and further relief as may be proper.

7.4          Subject to Section 7.1(a), it is the intention of the parties hereto that the scope and effect of the covenants contained in this Article VII shall be as broad in time and geography, and in all other respects, as is permitted pursuant to applicable Law. The provisions of this Article VII are severable and independent and shall be interpreted and applied consistently with requirements of reasonableness and equity. If any provision of this Article VII shall be held to restrict competition to a greater degree than is permitted by applicable law or to be invalid or otherwise unenforceable, in whole or in part, such term or provision shall be adjusted rather than voided, and the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby, and shall remain in full force and effect to the maximum extent possible.

7.5          The Seller and Wade Atteberry acknowledge that’s Seller’s subsidiary, G4 Products, LLC and Wade Atteberry intend to enter into an Independent Contractor Agreement (“ICA”) in which Wade Atteberry provides services to G4 Products, LLC, following Closing. The ICA is fully incorporated and integrated into this Purchase Agreement, and the provisions of this Article VII are fully integrated with the ICA.

ARTICLE VIII
MISCELLANEOUS

8.1          Public Statements. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Seller and Buyer shall consult with one another, and use reasonable best efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions and in making any filing with any federal or state governmental or regulatory agency or with any securities exchange with respect thereto.

8.2          Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing occurs.

8.3          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission); (d) on the date of confirmation of receipt by the intended addressee of an email, or (e) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.3):

If to MJ Harvest, Inc.:	Patrick Bilton
P.O. Box 6295
West Palm Beach, FL 33405

with a copy to:	Brad E. Herr, CFO P.O. Box 30417 Spokane, WA 99223

If to Seller:	Original Ventures, Inc.
14938 Camden Ave., Suite 121
San Jose, CA 95124

If to Company:	G4 Products, LLC
14938 Camden Ave., Suite 121
San Jose, CA 95124

If to Wade Atteberry:	245 Saint Francis Drive
Boulder Creek, CA 95006

8.4          Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.5          Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.6          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.7          Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

8.8          Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Buyer and Seller and their successors. Nothing expressed in this Agreement is intended to give any person other than the persons mentioned in the preceding sentence any legal or equitable right, remedy or claim under this Agreement.

8.9          Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

8.10        Captions. The captions or headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope. extent, or intent of this Agreement or any provisions hereof.

8.11        Applicable Law. The Buyer and Seller hereby agree this Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of Nevada and all subject matter and in persona jurisdiction shall be the state courts of Nevada and as such the Buyer and Seller irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Nevada and of the United States of America located in Las Vegas, Nevada for any actions, suits or proceedings arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

FOR BUXER MJ HARVEST, INC:		FOR SELLER ORIGINAL VENTURES, INC.:

By:		By:
	Patrick Bilton, CEO		Wade Atteberry, President

FOR WADE ATTEBARRY, INDIVIDUALLY,
WITH RESPECT TO COVENANTS IN
ARTICLE V AND ARTICLE VII :

Wade Atteberry

EXHIBIT 1

LOCK-UP/LEAK-OUT AGREEMENT

THIS LOCK-UP/LEAK-OUT AGREEMENT (the “Agreement”) is between MJ Harvest, Inc., a Nevada corporation (the “Corporation”), and [Shareholder Name] (the “Shareholder”). For all purposes of this Agreement, “Shareholder” includes any “affiliate, controlling person of Shareholder, agent, representative or other person with whom Shareholder is acting in concert.

Premise

WHEREAS, it is intended that the shares of common stock of the Corporation covered by this Agreement shall include any shares of common stock of the Corporation distributable to the Shareholder pursuant to that Securities Purchase Agreement dated December 7, 2018 between the Corporation and the Shareholder (the “Purchase Agreement”) regarding the Corporation’s acquisition of a 49% interest in G4 Products, LLC, a Nevada limited liability company, including all stock certificates (or any successor stock certificate issued on the transfer of such stock certificates) issued to the Shareholder in connection with the Purchase Agreement (the “Common Stock”); and

WHEREAS, the execution and delivery of this Agreement was a condition of the Purchase Agreement and the issuance of the Common Stock covered hereby.

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                Initial Lock-Up/Leak-Out. Except as otherwise expressly provided herein, and except as the Shareholder may be otherwise restricted from selling shares of Common Stock under applicable federal or state securities laws, rules and regulations and Securities and Exchange Commission (the “SEC”) interpretations thereof, the Shareholder may only sell the Common Stock represented by the Shareholder’s Purchase Shares (as defined in the Purchase Agreement) subject to the following conditions, commencing on the date of this Agreement and terminating thirty-six months from the date of this Agreement (the “Initial Lock-Up Period”). During the first twelve months of the Initial Lock-Up Period no sales of Common Stock shall be made by the Shareholder. After the first twelve months of the Initial Lock-Up Period, the Shareholder may sell the shares of Common Stock derived from the Shares only under the following conditions:

1.1 the Shareholder shall sell no more than ten percent (10%) of the Shareholder’s Shares per month.

2.                              Earn-Out Lock-up/Leak-Out. Except as otherwise expressly provided herein, and except as the Shareholder may be otherwise restricted from selling shares of Common Stock under applicable federal or state securities laws, rules and regulations and SEC interpretations thereof, the Shareholder may only sell shares of Common Stock received by Shareholder as a result of the earn-out provisions of Section 1.04 of the Purchase Agreement (“Earn-Out Shares”) subject to the following conditions, commencing on the date of the issuance of any such shares and terminating 30 months from the date of such issuance (the “Earn-Out Lock-Up Period”). During the first six months of the Earn-out Lock-Up Period no sales of Earn-Out Shares shall be made by the Shareholder. After the first six months of the Earn-Out Lock-Up Period, if then allowed under Rule 144, the Shareholder may sell the shares of Earn-Out Shares only under the following conditions:

2.1 During the 6th through the 30* month of the Earn-Out Lockup Period, the Shareholder shall sell no more than five percent (5%) of the Shareholder’s Earn-Out Shares per month.

3.      Additional Limitations applicable to both Purchase Shares and Earn-Out Shares.

3.1

On any single trading day, the Shareholder is limited to sell no more than the greater of (i) five percent (5%) of the daily volume of the Corporation’s common stock on such trading day; or (ii) 2,500 shares.

3.2

Shareholder agrees that all sales of Common Stock will be made at no less than the best “asked” prices, and no sales will be made at the “bid” prices, unless the price per share of such sale exceeds the closing price of the Corporation’s common stock on the previous trading day;

3.3

Except as otherwise provided herein, all Common Stock shall be sold by the Shareholder in “broker’s transactions” and in compliance with the “manner of sale” requirements as those terms are defined in Rule 144 of the SEC during the all Lock-Up periods.

3.4

An appropriate legend describing this Agreement shall be imprinted on each stock certificate representing Common Stock covered hereby, and the transfer records of the Corporation’s transfer agent shall reflect such restrictions.

4.     The delivery of a duly executed copy of a broker/dealer agreement by the Shareholder’s broker and a duly executed seller’s resale agreement by the Shareholder in the forms to be approved by legal counsel for the Corporation shall be satisfactory evidence for all purposes of this Agreement that the Shareholder and the broker will comply with me “brokers’ transactions” and “manner of sale” requirements of this Agreement, and no further evidence thereof will be required of the Shareholder; provided, however, the Corporation may confirm such compliance with any Shareholder and the Shareholder’s broker, to the extent that it deems reasonably required or necessary to assure compliance with this Agreement; and provided, however, that the Shareholder can otherwise provide satisfactory evidence to the Corporation of such compliance, subject to the Corporation’s acceptance of any such alternative compliance evidence.

5.     The Shareholder agrees to provide brokerage account statements identifying all trades of the Common Stock within 15 days after written request by the Corporation. If any such brokerage statements are not available at the time of the request, such brokerage account statements shall be delivered to the Corporation within 15 days after they become available.

4.     Notwithstanding anything to the contrary set forth herein, the Corporation may, in its sole discretion and in good faith, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Common Stock or if such waiver would otherwise be in the best interests of the development of the trading market for the Common Stock.

5.      The Shareholder shall not, directly or through an affiliate engage in any open market Short Sales (as defined below) of any shares of Corporation’s common stock. As used herein, “Short Sale” has the meaning provided in Rule 3b-3 under the Securities Exchange Act of 1934, as amended.

6.     Except as otherwise provided in this Agreement or any other agreements between the parties, the Shareholder shall be entitled to their respective beneficial rights of ownership of the Common Stock, including the right to vote the Common Stock for any and all purposes.

7.      The number of shares of Common Stock included in any allotment that can be sold by the Shareholder hereunder shall be appropriately adjusted should the Corporation make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of Common Stock.

8.             This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

9.            All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight deliver)’ or hand-delivered to all parties to this Agreement, to the Corporation, at its principal corporate office, and to the Shareholder, at the address on the books and records of the Corporation. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

10.            The resale restrictions on the Common Stock set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

11.            The Corporation or me Shareholder who fails to fully adhere to the terms and conditions of this Agreement shall be liable to every other party for any damages suffered by any party by reason of any such breach of the terms and conditions hereof. The Shareholder agrees that in the event of a breach of any of the terms and conditions of this Agreement by the Shareholder, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring such Shareholder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring the Shareholder to perform his/her/its obligations hereunder is fair and reasonable by reason of the inability of the parties to tins Agreement to presently determine me type, extent or amount of damages that the Corporation or any non-defaulting Shareholder may suffer as a result of any breach or continuation thereof.

12.           This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and may not be amended except by a written instrument executed by the parties hereto and approved by a majority of the members of the Board of Directors of the Corporation.

13.          This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts entered into and to be performed wholly within said State; and the Corporation and the Shareholder agree that any action based upon this Agreement may be brought in the United States federal and state courts situated in Nevada only, and that shall each submit to the jurisdiction of such courts for all purposes hereunder.

14.          In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney’s fees incurred in the enforcement of this Agreement.

15.        This Agreement shall be binding upon any successors or assigns of the Common Stock, without qualification, and in the event of any exchange of the Common Stock under a merger or reorganization or other transaction of the Corporation by which the Common Stock is subject to exchange for other securities in an\ manner, this Agreement shall remain if full force and effect and shall apply to any securities received or receivable in exchange for such Common Stock, without qualification.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

FOR MJ HARVEST, INC.:

12/20/18
Patrick Bilton, CEO	Date

FOR ORIGINAL VENTURES, INC;

12-6-18
Wade Atteberry, President	Date

SCHEDULE 2.1

LIST OF AGREEMENTS

Original Ventures, Inc.

Meeting Minutes

Dec. 9, 2018

Present:	Wade Atteberry, Cheryl Hall, Lenny Pevna, Aileen Gumabay
Next meeting:	TBD

1.     Discussion

Three contracts were discussed and reviewed:

Intercompany Services Agreement

Independent Contractor Agreement

Securities Purchase Agreement

2.     Roundtable

All parties agreed to the final version of these documents.

Wade Atteberry
Leonard Pevna
Cheryl Hall
AILEEN M GUMABAY